Exhibit 21.1

Subsidiaries	State or country of Incorporation or Organization
Callaway Golf South Pacific Pty Ltd.	Australia
Callaway Golf Sales Company	California
Callaway Golf International Sales Company	California
travisMathew, LLC	California
Callaway Golf Canada Ltd.	Canada
Callaway Golf (Shanghai) Trading Co., Ltd.	China
Callaway Golf (Dongguan) Technology Service Co., Ltd.	China
Callaway Golf Ball Operations, Inc.	Delaware
Callaway Golf (Germany) GmbH	Germany
Callaway Golf India Private Ltd.	India
Callaway Golf Kabushiki Kaisha	Japan
Callaway Golf Korea Ltd.	Korea
Callaway de Mexico, S.A. de C.V.	Mexico
Callaway Golf Interactive, Inc.	Texas
Callaway Golf Europe Ltd.	United Kingdom
Callaway Golf European Holding Company Ltd.	United Kingdom
Callaway Golf (Barbados) SRL	United Kingdom
OGIO International, Inc.	Utah
Callaway Apparel Kabushiki Kaisha	Japan
Callaway HK Ben 1 Limited	Hong Kong
Callaway HK Ben 2 Limited	Hong Kong
Callaway HK OpCo Limited	Hong Kong
Callaway HK HoldCo Limited	Hong Kong
Callaway Golf Germany HoldCo GmbH	Germany